Exhibit 99.1

Progenics Pharmaceuticals to Present Full Phase 2 Data for PSMA
ADC at the 2015 ASCO GU Symposium

Tarrytown, N.Y., February 23, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) announced today that the full results from its Phase 2 clinical study of PSMA ADC in patients with metastatic castration-resistant prostate cancer (mCRPC) will be presented at the 2015 American Society of Clinical Oncology Genitourinary Cancers (ASCO GU) Symposium, taking place from February 26 – 28, 2015 in Orlando, Florida.

The details of the poster presentation are included below:

Date and Time: Thursday, February 26th 11:30 AM – 1:00 PM
Session: General Poster Session A: Prostate Cancer
Title: A Phase 2 Study of Prostate Specific Membrane Antigen Antibody Drug Conjugate (PSMA ADC) in Patients with Progressive Metastatic Castration-Resistant Prostate Cancer Following Abiraterone and/or Enzalutamide

The poster presentation will include the full data from the Phase 2 trial, including the final results from the recently completed chemo-naïve cohort and detailed PSA, CTC and radiological data.  The preliminary data highlighted in the abstract, which was posted online today, demonstrates that treatment with PSMA ADC produces clinically relevant declines in PSA and CTC counts and radiologic responses in both taxane-experienced and chemo-naïve patients. In addition, efficacy responses are associated with high PSMA expression (CTCs or tumor tissue) and low neuroendocrine serum markers. Progenics also clarified that the one death in the 2.3mg/kg group that was initially attributed to sepsis in the abstract was later determined to be related to progression of disease.

About PSMA ADC
PSMA ADC is a fully human monoclonal antibody-drug conjugate designed to deliver chemotherapeutic drug selectively to prostate cancer cells. It does so by targeting the three-dimensional structure of prostate specific membrane antigen (PSMA), a protein that is a clinically validated biomarker of prostate cancer and which is expressed on the surface of prostate cancer cells. The PSMA antibody is linked to monomethyl auristatin E, a chemotherapeutic drug that inhibits cell proliferation by disrupting the cellular "backbone" required for replication. The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately two million men in the U.S. currently count themselves among prostate cancer survivors.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under a SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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(PGNX-F)

Contact:	Melissa Downs
Investor Relations
(914) 789-2801
mdowns@progenics.com